Exhibit 99.1

Corporate Public Relations

                                                                  Polaroid
Polaroid Corporation
549 Technology Square
Cambridge, Massachussets  02139
617 386 3112
Fax: 617 386 3125



CONTACTS:  Robert L. Guenther           Gregory R. Venne
            (617) 386-3112              (617) 386-3116

                    FOR IMMEDIATE RELEASE


     POLAROID ANNOUNCES PLAN TO CHANGE FUNDAMENTALLY ITS
   OPERATING STRUCTURE, IMPROVE PROFITABILITY, AND SHARPEN
                       STRATEGIC FOCUS

   Company Will Take Total Pre-Tax Charge of $195 million,
 $155 million in 1995 Fourth Quarter and $40 million in 1996


     Cambridge, Mass., -- December 19, 1995 -- Polaroid Corporation (NYSE: PRD) today announced a broad plan of action designed to change fundamentally its operating structure and to sharpen its strategic focus, improving the company's profitability, productivity and product commercialization process for both the near and long-term.

     Gary T. DiCamillo, chairman and chief executive officer, said, "After a thorough initial review, it is clear to me that Polaroid's business has real potential for meaningful growth. The actions we are taking today will refocus our considerable assets and resources on areas with the greatest potential for commercialization, and bring costs and investments more in line with near-term revenues and realistic projected rates of growth. These steps will enable our photographic imaging business to devote more resources to existing product platforms, globalization of markets, and advertising and marketing.

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                      Polaroid Plan to Change Structure -- 2

     Our plan also will enhance the prospects that our electronic imaging systems, medical imaging and graphic arts imaging businesses will turn profitable sooner while maintaining the flexibility to add infrastructure as market conditions demand."

     The plan will result in a total pre-tax special charge of $195 million. $155 million will be charged in the fiscal 1995 fourth quarter, and $40 million in fiscal 1996. The plan will reduce operating expenses by approximately $90 million on an annualized basis. A majority of these annual savings will be realized in 1996.

     "We currently expect our 1995 fourth quarter operating profit, excluding special charges, to be below our 1995 third-quarter operating profit, due to higher overhead spending and less than expected increases in our business. Combined with a significantly higher effective tax rate, we expect to report near break-even results for the 1995 fourth quarter," DiCamillo said. "This past year the company made major changes in the ways it sells and distributes its products in almost every market around the world -- inventory adjustment programs in the United States and Europe, direct distribution in Japan, increased investments in emerging markets, and increased promotional expenses. These initiatives likely will result in increased retail sales in the fourth quarter as compared to the same period last year, and revenues will not be burdened with the significant year-end loading that occurred last year. However, the costs associated with these programs were designed to achieve higher revenues than will be the case."

     "The expected fourth quarter results will also reflect increased spending relating to the introduction of the company's new line of graphic arts imaging products and its new Helios 1417 medical imaging system," DiCamillo said.

     The restructuring plan features three principal components -- program reductions in certain product, research and manufacturing areas; strategic refocusing of
the company's high-resolution imaging businesses for the medical diagnostic and graphic arts markets; and a reduction in corporate overhead expenses. Specific actions being taken include:
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                      Polaroid Plan to Change Structure -- 3

     . The company will scale back manufacturing of the Captiva camera and write-off certain assembly equipment and fixed assets. The company will continue to sell and service Captiva cameras and will continue to manufacture instant film for Captiva. In addition, the company is curtailing several major research programs and shifting research resources to projects with the greatest and most immediate commercial potential. The company also is consolidating its coating facilities, shifting capacity from some of its oldest to its newer, more efficient facilities. This step will enhance product quality and reduce production costs without sacrificing manufacturing flexibility.

     . The company is also refocusing its high-resolution imaging businesses for the medical and graphic arts markets. The intent of this step is to produce a better alignment of the infrastructure of these businesses with their near-term prospects without impinging on their ability to bring current product development projects to market.

     . The company is sharply downsizing its corporate overhead area and will reduce expenses in various service and administrative groups.

     Overall, these changes will result in the elimination
of about 1,300 jobs.   Employees in areas affected by the
restructuring are being offered voluntary severance packages. In addition, eligible employees companywide may take advantage of an enhanced early retirement program, and some employees will be eligible for both. The workforce reduction program will be complete before the end of the first quarter. If the two voluntary programs do not achieve the necessary reductions, the company will initiate layoffs.


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                      Polaroid Plan to Change Structure -- 4

     "Obviously these are difficult steps, but we take them with a view toward the future. Today's actions will strengthen our foundation for growth, and while I am excited about the businesses in which Polaroid participates, my next task is to move the organization toward achieving its strategic goals," DiCamillo said.

     Polaroid Corporation, with annual sales in excess of $2 billion, is the worldwide leader in instant imaging. The company supplies instant photographic cameras and films, conventional cameras and films, videotapes, and electronic imaging products to markets worldwide, including amateur and professional photography, industry, graphic arts, science, medicine, government, and education.

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